Exhibit 99.1

Blueprint Medicines Reports First Quarter 2015 Financial Results

–  Successfully completed initial public offering raising $168.6 million in gross proceeds –

–  Received first milestone payment for rare genetic disease collaboration with Alexion –

CAMBRIDGE, Mass., June, 11, 2015 – Blueprint Medicines Corporation (NASDAQ:BPMC), a leader in discovering and developing highly selective kinase drugs for genomically defined diseases, today reported financial results and provided a business update for the first quarter ended March 31, 2015.

“We had a successful start to 2015, culminating in the completion of our upsized IPO in May, which gives us the financial strength to drive our three lead pipeline programs to proof-of-concept data readouts over the next two years,” said Jeffrey Albers, Chief Executive Officer of Blueprint Medicines. “In addition, we entered into a strategic collaboration with Alexion to leverage the power of our discovery engine to target an abnormally activated kinase that causes a rare genetic disease, and we are excited to announce today the achievement of the first milestone payment, marking advancement in this program. We continue to make significant progress across our development programs and expect to initiate Phase 1 trials with BLU-554 in hepatocellular carcinoma and BLU-285 in gastrointestinal stromal tumors and systemic mastocytosis in mid-2015.”

First Quarter and Recent Business Highlights:

Platform and Pipeline:

•                  Published strategy for advancing kinase drug discovery and development: Blueprint Medicines published an overview of its kinase drug discovery and development strategy in the May issue of the Journal of Clinical Investigation. The publication highlights Blueprint Medicine’s focus on identifying novel disease drivers, and its use of unique chemistry to craft highly selective kinase inhibitors for new and difficult-to-drug targets.

•                  Presented preclinical data demonstrating anti-tumor activity of BLU-554 in models of HCC: At the 50th International Liver Congress in April, Blueprint Medicines presented new preclinical data showing that its drug candidate BLU-554 induced complete tumor regression in models of hepatocellular carcinoma (HCC) that are driven by abnormal signaling of fibroblast growth receptor 4 (FGFR4). Blueprint Medicines also published an article in Cancer Discovery highlighting the significant anti-tumor activity of BLU9931 in several in vivo models of HCC with aberrantly active signaling of FGFR4. The discovery of BLU9931 led to the identification of BLU-554, which is the drug candidate expected to advance into a Phase I clinical trial mid-2015.

•                  Presented preclinical data demonstrating anti-tumor activity of BLU-285 in treatment-resistant GIST: At the American Association for Cancer Research (AACR) Annual Meeting in April, Blueprint Medicines presented new preclinical data showing that BLU-285 has significant anti-tumor activity in treatment-resistant models of gastrointestinal stromal tumors (GIST) and maintained complete tumor regression in all mice treated at the highest dose level.  BLU-285 is the drug candidate expected to advance into Phase I clinical trials mid-2015.

Corporate:

•                  Completed upsized initial public offering: In May, Blueprint Medicines completed an initial public offering (IPO) of common stock at $18.00 per share, raising gross proceeds of approximately $168.6 million, before deducting customary underwriting discounts and commissions and estimated offering expenses.

•                  Entered into rare genetic disease collaboration with Alexion and achieved the first milestone payment: In March, Blueprint Medicines announced a strategic collaboration with Alexion to discover, develop and commercialize novel drug candidates for an undisclosed kinase target known to cause a rare genetic disease. Under the terms of the agreement, Blueprint Medicines received an upfront payment of $15.0 million and will be reimbursed for all research expenses related to the collaboration. Blueprint Medicines is eligible to receive more than $250.0 million in milestone payments and additional royalties on sales. In May, Blueprint Medicines received a $1.8 million payment for the successful achievement of the first pre-defined research milestone.

•                  Expanded corporate leadership with additions of prominent industry veterans: During the first quarter, Blueprint Medicines welcomed Andy Boral, M.D., Ph.D, to its executive management team as Senior Vice President, Clinical Development and Charles Rowland Jr., to its Board of Directors.

First Quarter 2015 Financial Results:

•                  Cash Position: Cash and cash equivalents as of March 31, 2015 were $50.3 million compared to $47.2 million as of December 31, 2014.

•                  Collaboration Revenue: Collaboration revenues were $0.7 million for the first quarter of 2015. This revenue reflects reimbursement from Alexion for work conducted in March by Blueprint Medicines under the collaboration, as well as a portion of the $15 million upfront payment, which will be amortized over the period of the research term. This is the first time that the Company recognized revenue.

•                  R&D Expenses: Research and development expenses were $9.2 million, including non-cash stock-based compensation expenses of $0.4 million, for the first quarter of 2015, compared to $5.4 million, including non-cash stock-based compensation expenses of $0.1 million, for the same period in 2014. The increase was largely due to expenses associated with the IND-enabling activities and increased personnel in the Company’s pre-clinical and clinical development organizations to advance its lead programs BLU-285 and BLU-554 into Phase 1 trials in mid-2015.

•                  G&A Expenses: General and administrative expenses were $2.8 million, including non-cash stock-based compensation expenses of $0.4 million, in the first quarter of 2015, compared to $1.6 million, including non-cash stock-based compensation expenses of $0.1 million for the same period in 2014. The increase in G&A expenses was primarily due to increased business personnel to support the Company’s overall growth as a publicly traded entity.

•                  Net Loss: Net loss was $11.6 million in the first quarter of 2015, compared to net loss of $7.0 million for the same period in 2014.

About Blueprint Medicines

Blueprint Medicines Corporation makes kinase drugs to treat patients with genomically defined diseases. Led by a team of industry innovators, Blueprint Medicines integrates a novel target discovery engine and a proprietary compound library to understand the blueprint of cancer and craft highly selective therapies. This empowers the Blueprint Medicines team to develop patient-defined medicines aimed at eradicating cancer.

Forward-Looking Statements:

Various statements in this release concerning Blueprint Medicines’ future expectations, plans and prospects, including without limitation,statements regarding Blueprint Medicines’ cash position, Blueprint Medicines’ expectations regarding how long its current cash and cash equivalents will last; statements regarding the foundation for Blueprint Medicines’ drug discovery and development strategy, , Blueprint Medicines’ expectations regarding BLU-554 as a treatment for hepatocellular carcinoma, Blueprint Medicines’ expectations regarding BLU-285 as a treatment for gastrointestinal stromal tumors and systemic mastocytosis, statements concerning the anti-tumor activity of BLU9931, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In particular, it should be noted that the strategies described in the JCI paper are preliminary and interim in nature; the Phase 1 clinical trials for BLU-554 and BLU-285 have not yet commenced. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties.  Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, the risk of delay of any planned clinical trials and/or development of Blueprint Medicines’ drug product candidates,  Blueprint Medicines’ ability to successfully demonstrate the efficacy and safety of its drug product candidates, the pre-clinical and clinical results for its drug product candidates, which may not support further development of such drug product candidates, the risk that Blueprint Medicines’ collaboration with Alexion Pharma Holdings will not continue or will not be successful, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Blueprint Medicines’ ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, competition from others developing products for similar uses, Blueprint Medicines’ ability to manage operating expenses, Blueprint Medicines’ ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Blueprint Medicines’ dependence on third parties for various functions, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the section entitled “Risk Factors” in the final prospectus related to Blueprint Medicines’

initial public offering filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act, as well as discussions of potential risks, uncertainties, and other important factors in Blueprint Medicines’ subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Blueprint Medicines’ views only as of today and should not be relied upon as representing its views as of any subsequent date. Blueprint Medicines explicitly disclaims any obligation to update any forward-looking statements.

Balance Sheet Data

(in thousands)

(Unaudited)

	March 31,	December 31,
	2015	2014

Cash and cash equivalents	$50,298	$47,240
Unbilled accounts receivable	484	—
Working capital (1)	37,550	41,510
Total assets	55,910	49,925
Deferred revenue	14,832	—
Term loan payable	8,652	9,042
Warrant liability	403	365
Convertible preferred stock	114,808	114,811
Total stockholders’ (deficit)	(90,085)	(79,382)

Note 1 (Working capital):  We define working capital as current assets less current liabilities

Statements of Operations Data

(in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Collaboration revenue	$652	$—
Operating expenses:
Research and development	9,232	5,381
General and administrative	2,770	1,572
Total operating expenses	12,002	6,953
Other income (expense):
Other income (expense), net	(37)	18
Interest expense	(185)	(92)
Total other income (expense)	(222)	(74)
Net loss	$(11,572)	$(7,027)
Convertible preferred stock dividends	(2,270)	(1,249)
Net loss applicable to common stockholders	$(13,842)	$(8,276)
Net loss per share applicable to common stockholders — basic and diluted	$(8.23)	$(6.44)
Weighted-average number of common shares used in net loss per share applicable to common stockholders — basic and diluted	1,681	1,285

Contact:

Investor Relations:

Beth DelGiacco

Stern Investor Relations, Inc.

212-362-1200

beth@sternir.com

Media:

Beth Keshishian

inVentiv Health PR

212-229-8417

beth.keshishian@inventivhealth.com